Exhibit 99.1

The Scotts Miracle-Gro Company

ScottsMiracle-Gro Announces Executive Team Retirements and Reorganization

MARYSVILLE, Ohio, September 27, 2023 - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden as well as indoor and hydroponic growing products, today announced a reorganization of its executive team following the planned retirements of President Mike Lukemire and Executive Vice President, Global Human Resources and Chief Ethics Officer Denise Stump.

Lukemire, 65, and Stump, 69, longtime executive team members with over 20 years experience each at the Company, will retire under a mutually agreed upon succession plan on October 1, 2023, the start of ScottsMiracle-Gro’s 2024 fiscal year. Replacing Stump is Julie DeMuesy, 52, most recently senior vice president, human resources operations, who has been promoted to senior vice president, chief human resources officer and chief ethics officer. DeMuesy has been with the Company for 13 cumulative years, serving in a variety of roles with increasing responsibility. Jim Hagedorn, 68, chairman and CEO, will assume the additional duties of president upon Lukemire’s departure.

In a related move, Matt Garth, 49, who joined the Company in December 2022 as executive vice president and CFO, has been named to the expanded role of chief administrative officer. This follows the September 2023 promotion of Nate Baxter, 50, who joined the Company in May 2023 as an executive vice president, to chief operating officer. Under the new executive structure, Baxter is responsible for operation functions, including Supply Chain, Sales, Marketing, R&D and Information Technology, among others. Garth is responsible for corporate functions, including Finance, Strategy, Legal, Investor Relations and Corporate Communications, among others. Led by Hagedorn, the executive team includes Baxter, Garth, DeMuesy, Dimiter Todorov, 51, executive vice president, general counsel and corporate secretary, and Chris Hagedorn, 38, division president in charge of wholly-owned subsidiary Hawthorne Gardening Company. The executive team restructuring coincides with reductions in other senior positions, primarily at the vice president and senior vice president levels.

“We have been on a journey to transform ScottsMiracle-Gro for future growth and increasing shareholder value,” Jim Hagedorn said. “We’re right sizing into a leaner, less layered and more agile organization capable of quickly adjusting to macroeconomic factors and capitalizing on opportunities. The executive changes reflect our commitment to continuous improvement, streamlining the team and shifting responsibilities for running the Company to our next generation leaders. I look forward to working with this team to drive success for ScottsMiracle-Gro.

“As we focus on fiscal 2024, the cost-outs and efficiencies gained through our Project Springboard initiative this past year will enable us to redeploy resources into the most important aspects of the business that contribute to our competitive edge and market leadership, notably our brands, innovation and marketing.”

The Company will provide details when it reports fiscal 2023 earnings on November 1, 2023, when it also will hold its quarterly conference call with investors.

“I want to thank Mike and Denise for their partnership and friendship over the many years,” Hagedorn added. “Together, we have achieved groundbreaking results for our Company and our associates. Their accomplishments are many, and I consider it a real pleasure to have worked alongside both of them. We wish them the best.”

About ScottsMiracle-Gro
With approximately $3.9 billion in sales, the Company is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro®, and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting, and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

For investor inquiries:
Aimee DeLuca
Sr. Vice President
Investor Relations
investor@scotts.com
(937) 578-5621

For media inquiries:
Tom Matthews
Chief Communications Officer
(937) 644-7044